Exhibit 3.116

CERTIFICATE OF LIMITED PARTNERSHIP

OF

RURAL/METRO MID-SOUTH, L.P.

THIS CERTIFICATE OF LIMITED PARTNERSHIP dated June 3, 1998, is being duly executed and filed by R/M of Tennessee G.P., Inc., a Delaware corporation, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del.C. § 17-101, et seq.).

1. Name. The name of the limited partnership formed hereby is Rural/Metro Mid-South, L.P.

2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4. General Partner. The name of the Business address of the sole general partner of the Partnership is R/M of Tennessee G.P., Inc., 8401 E. Indian School Road, Scottsdale, Arizona 85251.

R/M OF TENNESSEE G.P., INC.

By:	/s/
Mark E. Liebner, Vice President